Exhibit 99.1

Company Contact:	Investor Contact:
Gordon (Sangster (gsangster@micruscorp.com)	Jody Cain (jcain@lhai.com)
Chief Financial Officer	Bruce Voss (bvoss@lhai.com)
Micrus Endovascular Corporation	Lipper/Heilshorn & Associates, Inc.
(408) 433-1400	(310) 691-7100

MICRUS ENDOVASCULAR REPORTS FOURTH QUARTER DILUTED EPS OF $0.04

Hits Revenue Guidance and Reports Positive Cash Flow
Introduces Fiscal 2010 Financial Guidance

SAN JOSE, Calif. (May 7, 2009) – Micrus Endovascular Corporation (Nasdaq: MEND) today reported financial results for the three and 12 months ended March 31, 2009, and introduced fiscal 2010 financial guidance.

Total revenues for fiscal 2009 were $78.2 million, reflecting an increase of 13% from fiscal 2008 and cash increased by $3.0 million to $17.1 million during the quarter ended March 31, 2009.

Key revenue results for the fourth quarter of fiscal 2009 include the following (comparisons are with the fourth quarter of fiscal 2008):

•	Total revenues were $20.8 million, reflecting an increase of 5% in reported currencies or 10% in constant currencies
•	Revenues from the Americas increased 7% to $11.4 million
•	Revenues from Europe were $6.1 million, reflecting a 9% decrease in reported currencies or a 5% increase in constant currencies
•	Revenues from Asia Pacific increased 36% to $3.3 million, including sales of $3.0 million to Micrus’ distributor in Japan; prior-year sales to Micrus’ distributor in Japan were $2.1 million

Net income for the fourth quarter of fiscal 2009 was $0.6 million, or $0.04 per fully diluted share on 16.1 million weighted-average shares outstanding, and included $1.3 million, or $0.08 per fully diluted share, of non-cash stock-based compensation expense.  The net loss for the fourth quarter of fiscal 2008 was $6.2 million, or $0.40 per share on 15.6 million weighted-average shares outstanding, and included $1.5 million, or $0.09 per share, of non-cash stock-based compensation expense.

“We met our fiscal 2009 revenue guidance despite currency challenges and closed the year with our first profitable quarter.  At the same time we were able to increase our cash position by $3.0 million during the quarter because of revenue growth and expense management,” said John Kilcoyne, Chairman and CEO of Micrus Endovascular Corporation.  “We continue to see strong revenue growth from new products introduced in the past twenty-four months and increasing sales of non-embolic products.

“As we look forward to fiscal 2010 and beyond, we remain encouraged by the significant clinical and revenue opportunities that remain for the treatment of hemorrhagic and ischemic stroke.  In fiscal 2010 we expect to achieve profitability for the full year while continuing to expand our product portfolio and our geographic reach,” he added.

Fiscal Fourth Quarter Financial Results
Gross margin for the fourth quarter of fiscal 2009 was 72%, compared with 73% in the fourth quarter of fiscal 2008.  The decrease was primarily due to a higher proportion of sales to distributors with lower average selling prices.

Research and development expenses for the fourth quarter of fiscal 2009 were $2.0 million, compared with $3.6 million for the comparable prior-year period.  The decrease was due mainly to a $0.9 million charge associated with the acquisition of thrombectomy technologies from Genesis Medical Interventional, Inc. in the fourth quarter of fiscal 2008 and a decrease in outside services in the fourth quarter of fiscal 2009.

Sales and marketing expenses for the fourth quarter of fiscal 2009 were $6.3 million, compared with $8.6 million for the fourth quarter of fiscal 2008.  The decrease was due primarily to lower personnel costs, a decrease in consulting fees and a reduction in general marketing expenses, including travel and trade shows.

General and administrative expenses for the fourth quarter of fiscal 2009 were $5.2 million, compared with $8.6 million for the comparable prior-year period.  The decrease is due primarily to a $3.0 million reduction in legal and professional fees related to the U.S. Department of Justice monitorship, which was concluded in the second quarter of fiscal 2009.

An impairment charge of $462,000 was recorded in the fourth quarter of fiscal 2009 related to the intangible assets from the acquisition of Neurologic U.K. Limited in September 2005 as a result of the decline in the estimated fair value.

Other expense, net, of $422,000 for the fourth quarter of fiscal 2009 was primarily due to foreign exchange losses arising from the remeasurement of foreign currency transactions.  This compares with other income, net, of $61,000 for the fourth quarter of fiscal 2008.

Fiscal Year 2009 Financial Results
For the fiscal year ended March 31, 2009, revenues increased 13% to $78.2 million from $69.2 million in fiscal 2008, reflecting higher sales of both embolic and non-embolic products.  Gross margin for fiscal 2009 was 73%, compared with 75% in fiscal 2008.  Operating expenses for fiscal 2009 were $67.0 million, compared with $70.1 million in fiscal 2008.

The net loss for fiscal 2009 was $11.1 million, or $0.70 per share on 15.7 million weighted-average shares outstanding.  The net loss included $5.6 million, or $0.36 per share, of non-cash stock-based compensation expense.  This compares with a net loss of $16.3 million, or $1.05 per share on 15.4 million weighted-average shares outstanding, in fiscal 2008.  The net loss included $5.0 million, or $0.32 per share, of non-cash stock-based compensation expense.

As of March 31, 2009, Micrus had cash and cash equivalents of $17.1 million, stockholders’ equity of $42.6 million and working capital of $24.3 million.  Micrus has a revolving line of credit with Wells Fargo Bank that provides for maximum borrowings of $15.0 million with a maturity date of February 1, 2010.  As of March 31, 2009, Micrus had outstanding borrowings of $2.5 million under the line of credit, unchanged from December 31, 2008.

Use of Non-GAAP Financial Information
A reconciliation of the Company’s non-GAAP financial measures to the corresponding GAAP measures, and an explanation of the use of non-GAAP measures, is included at the end of this news release.  There are limitations in using this non-GAAP financial measure because it is not prepared in accordance with

GAAP and may be different from non-GAAP financial measures used by other companies.  This non-GAAP financial measure should not be considered in isolation or as a substitute for GAAP financial measures. Investors and potential investors should consider non-GAAP financial measures only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP and the reconciliation of the non-GAAP financial measure provided in the attached schedule.

Fiscal Year 2010 Financial Guidance
Micrus Endovascular introduced fiscal 2010 financial guidance, as follows:
•
The Company expects fiscal 2010 total revenues to be in the range of $80 million to $85 million.  This guidance reflects no sales in China and currency exchange rates similar to those at the end of fiscal year 2009.

•	The Company expects to report profitability for the full fiscal year of 2010.

Conference Call
Micrus management will host an investment-community conference call today beginning at 10:30 a.m. Eastern time (7:30 a.m. Pacific time) to discuss these results and answer questions.  To participate in the call please dial (888) 803-8296 from the U.S., or (706) 679-0753 from outside the U.S.  Those interested in listening to the conference call live via the Internet may do so by visiting the Investor Relations section of the Company’s Web site at www.micruscorp.com.

A telephone replay will be available for 48 hours following the conclusion of the call by dialing (800) 642-1687 from the U.S., or (706) 645-9291 from outside the U.S., and entering reservation code 92656050.  A webcast replay will be available for 30 days.

About Micrus Endovascular Corporation
Micrus develops, manufactures and markets implantable and disposable medical devices for use in the treatment of cerebral vascular diseases.  Micrus products are used by interventional neuroradiologists, interventional neurologists and neurosurgeons to treat both cerebral aneurysms responsible for hemorrhagic stroke and intracranial atherosclerosis, which may lead to ischemic stroke.  Hemorrhagic and ischemic stroke are both significant causes of death and disability worldwide.  The Micrus product lines enable physicians to gain access to the brain in a minimally invasive manner through the vessels of the arterial system.  Micrus’ proprietary, three-dimensional microcoils automatically deploy within the aneurysm, forming a scaffold that conforms to a wide diversity of aneurysm shapes and sizes.  Micrus also sells stents, balloon catheters, access devices such as guide catheters, microcatheters, guidewires and accessory products used in conjunction with its microcoils.  For more information, visit www.micruscorp.com.

Forward-Looking Statements
Micrus, from time to time, may discuss forward-looking information, including estimated fiscal 2010 revenues and profitability. Except for the historical information contained in this release, all forward-looking statements are predictions by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations.  Such factors include the risk of inconclusive or unfavorable clinical trial results, the Company’s ability to obtain, and the timing of, regulatory approvals and clearances for its products, product enhancements or future products, and other risks affecting the Company, including the Company’s limited operating history and history of significant operating losses, fluctuations in quarterly operating results, which are difficult to predict, currency exchange rate fluctuations, the Company’s dependence on developing new products or product enhancements, challenges associated with complying with applicable state, federal and international regulations related to sales of medical devices and governing Micrus’ relationships with physicians and other consultants, the Company’s ability to compete with large, well-established medical device manufacturers with significant resources and other risks as detailed from time to time in risk factors and other disclosures in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2008, and its recent quarterly reports on Form 10-Q, as well as in its other filings with the Securities and Exchange Commission.  All forward-looking statements in this release represent the Company’s judgment as of the date of this release.  The Company disclaims, however, any intention or obligation to update forward-looking statements.

[Financial Tables to Follow]

MICRUS ENDOVASCULAR CORPORATION
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)
	March 31,
	2009	2008

ASSETS
Current Assets:
Cash and cash equivalents	$17,050	$25,526
Accounts receivable, net	12,205	11,297
Inventories	11,857	11,495
Prepaid expenses and other current assets	1,237	1,570
Total current assets	42,349	49,888

Property and equipment, net	6,982	5,285
Goodwill	6,762	8,549
Intangible assets, net	4,684	7,153
Deferred tax assets	260	9
Other assets	469	1,448

Total assets	$61,506	$72,332

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$2,138	$3,680
Accrued payroll and other related expenses	5,515	7,930
Deferred tax liabilities	-	43
Short-term borrowings	2,500	-
Accrued liabilities	7,877	9,431
Total current liabilities	18,030	21,084
Deferred tax liabilities	-	314
Other non-current liabilities	902	2,754
Total liabilities	18,932	24,152

Stockholders' Equity:
Common stock	158	156
Additional paid-in capital	127,121	119,897
Accumulated other comprehensive loss	(2,289)	(511)
Accumulated deficit	(82,416)	(71,362)
Total stockholders' equity	42,574	48,180

Total liabilities and stockholders' equity	$61,506	$72,332

MICRUS ENDOVASCULAR CORPORATION
Condensed Consolidated Statements of Operations
(unaudited)
(in thousands, except per share amounts)

	Three Months Ended March 31,		Years Ended March 31,
	2009	2008	2009	2008

Revenues	$20,758	$19,718	$78,196	$69,213

Cost of goods sold	5,863	5,366	20,847	17,301

Gross profit	14,895	14,352	57,349	51,912

Operating expenses:
Research and development	1,990	3,583	10,243	13,718
Sales and marketing	6,291	8,620	29,312	29,385
General and administrative	5,165	8,573	26,983	26,971
Impairment of intangible assets	462	-	462	-
Total operating expenses	13,908	20,776	67,000	70,074

Income (loss) from operations	987	(6,424)	(9,651)	(18,162)

Interest and investment income	19	208	258	1,223
Interest expense	(38)	(1)	(52)	(3)
Other income (expense), net	(422)	61	(2,111)	488
Income (loss) before income taxes	546	(6,156)	(11,556)	(16,454)
Income tax benefit	(30)	(5)	(502)	(194)
Net income (loss)	$576	$(6,151)	$(11,054)	$(16,260)

Net income (loss) per share:
Basic	$0.04	$(0.40)	$(0.70)	$(1.05)
Diluted	$0.04	$(0.40)	$(0.70)	$(1.05)

Weighted-average number of shares used in per share calculations:
Basic	15,746	15,556	15,692	15,438
Diluted	16,059	15,556	15,692	15,438

MICRUS ENDOVASCULAR CORPORATION
Non-GAAP Constant Currency Revenues Reconciliations
Three Months Ended March 31, 2009
(unaudited)
(in thousands)

	Three Months Ended March 31,			Change
	2009	2008	As Reported Currency Basis	Constant Currency Basis
	(Dollars in thousands)		(GAAP)	(Non-GAAP)

Revenues:
Americas	$11,339	$10,550	7%	7%
Europe (excluding the U.K.)	4,484	4,484	0%	7%
United Kingdom	1,628	2,247	(28%)	0%
Asia Pacific	3,307	2,437	36%	36%
Total Revenues, as reported	$20,758	$19,718	5%	10%

	Three Months Ended March 31			Change - Constant Currency Basis
	2009	2009	2008
	As Reported	Constant	As Reported
	Currency Basis	Currency Basis	Currency Basis	$	%
	(GAAP)	(Non-GAAP)	(GAAP)
	(Dollars in thousands)
Revenues:
Europe (excluding the United Kingdom)	$4,484	$4,819	$4,484	$335	7%
United Kingdom	1,628	2,239	2,247	(8)	(0%)
Total European revenues	$6,112	$7,058	$6,731	$327	5%

To calculate operating segment revenue growth rates that exclude the impact of foreign exchange rates the Company converts actual current period revenues from local currency to U.S. dollars using constant foreign exchange rates.  The GAAP measure most comparable to this non-GAAP measure is growth rate percentages based on GAAP revenue.  A reconciliation of this non-GAAP financial measure to the corresponding GAAP measure is included in the tables above.  The impact of foreign exchange rates is highly variable and difficult to predict.  The Company provides constant dollar revenue changes for Europe (excluding the United Kingdom) and the United Kingdom revenues because management uses the measures to understand the underlying change in revenue excluding the impact of items that are not under management’s direct control, such as changes in foreign exchange rates.

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